Exhibit 1

Oi S.A. – In Judicial Reorganization Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) No. 33.30029520-8 Publicly-Held Company

MATERIAL FACT

Changes in Management

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), pursuant to Article 157, Paragraph 4, of Law No. 6,404/76 and under CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that its Board of Directors, in a meeting held on this date, approved by majority, with three dissenting votes, the alteration of its Board of Executive Officers to include the members of its Board of Directors: Hélio Calixto da Costa and João do Passo Vicente Ribeiro, as Executive Officers without designation, who will hold this position in addition to their current positions as members of the Board of Directors.

Rio de Janeiro, November 3, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial and Investor Relations Officer and Director

Oi S.A. – In Judicial Reorganization